Exhibit 10.8

NorthView Acquisition Corporation

207 West 25th Street, 9th Floor

New York, NY 10001

[●], 2021

________________

________________

Re: Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement by and between NorthView Acquisition Corporation (the “Company”) and [●] (the “Consultant”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on The Nasdaq Capital Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of (i) the consummation by the Company of an initial business combination, (ii) the Company’s liquidation, or (iii) 18 months (or up to 24 months if we extend the period of time to consummate a business combination) after the Listing Date (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) The Consultant shall make available, or cause to be made available, to the Company, at 207 West 25th Street, 9th Floor, New York City, New York 10001 (or any successor location of the Company), certain office space, utilities and secretarial and administrative services as may be reasonably required by the Company. In exchange therefor, the Company shall pay to the Consultant the sum of $5,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

(ii) The Consultant hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”) as a result of, or arising out of, this letter agreement, and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of law principles.

[Signature Page Follows]

Very truly yours,

NORTHVIEW ACQUISITION CORPORATION

By:
	Name:	Jack E. Stover
	Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

__________________

By:
Name:
Title:

[Signature Page to the Administrative Services Agreement]